Filed Pursuant to Rule 433

Registration Statement No. 333-156305

The Korea Development Bank

US$900,000,000 3.25% Notes due 2016 (the “Notes”)

Final Term Sheet

September 1, 2010

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR ($)

Issue size	US$900,000,000

Maturity date	March 9, 2016

Settlement date	On or about September 9, 2010, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	3.25% per annum (payable semi-annually)

Interest payment dates	March 9 and September 9 of each year, commencing on March 9, 2011 and with interest accruing from September 9, 2010

Public offering price	99.980%

Gross proceeds	US$899,820,000

Underwriting discounts	0.3%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$897,120,000

Denominations	US$100k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited

Governing Law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 BS6

ISIN	US500630BS61

Common Code	053812317

Ratings	A1 (Moody’s)/A (S&P)/A+ (Fitch)

Joint Bookrunners	Barclays Bank PLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank AG, Singapore Branch, J.P. Morgan Securities LLC and KDB Asia Limited

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/869318/000119312510202275/d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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